As filed with the Securities and Exchange Commission on May 8, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

CON-WAY INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-1444798 (I.R.S. Employer Identification No.)

2211 Old Earhart Road, Suite 100 Ann Arbor, MI (Address of Principal Executive Offices)	48105 (Zip Code)

Con-way Inc. 2012 Equity and Incentive Plan
 (Full title of the plan)

Stephen K. Krull
Executive Vice President, General Counsel and Secretary
Con-way Inc.
2211 Old Earhart Road, Suite 100
Ann Arbor, MI 48105
(734) 994-6600
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Stock, $0.625 par value	7,637,432 shares (1)	$35.25	(2)	$269,219,478	(2)	$30,852.55

(1)           Con-way Inc. is filing this Registration Statement to register the issuance of 4,000,000 shares of Common Stock authorized for issuance under the Con-way Inc. 2012 Equity and Incentive Plan (the “2012 Plan”) plus an additional 3,637,432 shares of Common Stock underlying equity awards issued under “Company Plans” (as defined in the 2012 Plan) that were outstanding as of the effective date of the 2012 Plan and that may be available for future awards under the 2012

Plan pursuant to Section 5 thereof.  Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the 2012 Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)           Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  The price of $35.25 per share represents the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 4, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Con-way Inc., a Delaware corporation (“Con-way”),  hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)           Con-way’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 28, 2012;

(2)           Con-way’s quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 4, 2012;

(3)           Con-way’s current reports on Form 8-K, filed with the Commission on January 27, 2012 and May 2, 2012; and

(4)           The description of Con-way’s common stock, $0.625 par value per share, contained in Con-way’s Registration Statement on Form S-3 filed with the Commission (File No. 333-56667) under the Securities Act of 1933, as amended (the “Securities Act”), including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by Con-way with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for Con-way by Stephen K. Krull, Executive Vice President, General Counsel and Secretary.  Mr. Krull may receive awards under the Con-way Inc. 2012 Equity and Incentive Plan.  Mr. Krull beneficially owns or has rights to acquire an aggregate of less than 1% of Con-way’s common stock.

Item 6.  Indemnification of Directors and Officers.

As authorized by Section 102(b)(7)of the Delaware General Corporation Law (the “DGCL”), Con-way’s Certificate of Incorporation eliminates to the fullest extent permitted by Delaware law the personal liability of its directors to Con-way or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Con-way’s Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Con-way or of another enterprise, serving as such at the request of Con-way, shall be indemnified and held harmless by Con-way to the fullest extent permitted by the DGCL; provided, however, that except as to actions to enforce indemnification rights, Con-way shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of Con-way.  When indemnification is authorized by Con-way’s Bylaws, the director, officer, employee or agent shall be indemnified for expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by him or her in connection therewith.  Con-way’s Bylaws also provide that expenses incurred by an officer or director (acting in his or her capacity as such) in defending a proceeding shall be paid by Con-way in advance of final disposition of the proceeding; provided, however, that if required by the DGCL, the officer or director shall deliver to Con-way an undertaking by the officer or director to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified by Con-way.  Con-way’s Bylaws also provide that in other circumstances, expenses may be advanced upon such terms and conditions as the Board of Directors deems appropriate.

Con-way’s Bylaws further provide that the right to indemnification granted thereunder shall be a contract right for the benefit of Con-way’s directors, officers, employees and agents.  Con-way’s Bylaws also authorize actions against Con-way to enforce the indemnification rights provided by the Bylaws, subject to Con-way’s right to assert a defense in any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL for Con-way to indemnify the claimant for the amount claimed, and Con-way shall bear the burden of proving any such a defense.

Under Section 145 of the DGCL, a corporation may provide indemnification to directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) incurred in the defense or settlement of a derivative action, provided there is a determination by a majority vote of a quorum of disinterested directors, a committee of directors, independent legal counsel, or a majority vote of stockholders that a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, with no reasonable cause to believe his or her conduct was unlawful.  However, Section 145 also states that no indemnification may be provided for actions where such person is adjudged liable to the corporation, unless, and made in derivative only to the extent, that a court determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.  Section 145 of the DGCL also permits indemnification of expenses which the court deems proper and provides that indemnification of expenses actually and reasonably incurred shall be provided when the individual being indemnified has successfully defended the action on the merits or otherwise in any action, suit or proceeding.  The indemnification rights provided by statute in Delaware are not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

Con-way’s Bylaws also authorize Con-way to purchase and maintain insurance to protect itself and any person who is or was the director, officer, employee or agent against any liability, expense or loss incurred by or asserted against such persons, whether or not Con-way would have the power to indemnify any such person against such liability, expense or loss under applicable law or Con-way’s Bylaws.  Con-way  presently maintains a directors’ and officers’ liability insurance policy which insures directors and officers of Con-way and those of certain of its subsidiaries.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.                        Undertakings.

(a)           Con-way hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Con-way pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Con-way hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Con-way’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Con-way pursuant to the foregoing provisions, or otherwise, Con-way has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Con-way of expenses incurred or paid by a director, officer or controlling person of Con-way in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Con-way will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Con-way certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 8th day of May, 2012.

CON-WAY INC.

By:   /s/ Stephen K. Krull
Stephen K.Krull
Executive Vice President, General Counsel and Secretary
POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Stephen K. Krull and Uzma Ahmad, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Douglas W. Stotlar Douglas W. Stotlar	President, Chief Executive Officer and Director (principal executive officer)	May 8, 2012
/s/ Stephen L. Bruffett Stephen L. Bruffett	Executive Vice President and Chief Financial Officer (principal financial officer)	May 8, 2012
/s/ Kevin S. Coel Kevin S. Coel	Senior Vice President and Controller (principal accounting officer)	May 8, 2012
/s/ W. Keith Kennedy Jr. W. Keith Kennedy Jr.	Chairman of the Board	May 8, 2012
/s/ John J. Anton John J. Anton	Director	May 8, 2012
/s/ William R. Corbin William R. Corbin	Director	May 8, 2012
/s/ Michael J. Murray Michael J. Murray	Director	May 8, 2012
/s/ Edith R. Perez Edith R. Perez	Director	May 8, 2012
/s/ John C. Pope John C. Pope	Director	May 8, 2012
/s/ William J. Schroeder William J. Schroeder	Director	May 8, 2012
/s/ Peter W. Stott Peter W. Scott	Director	May 8, 2012
/s/ Roy W. Templin Roy W. Templin	Director	May 8, 2012
/s/ Chelsea C. White III Chelsea C. White III	Director	May 8, 2012

INDEX TO EXHIBITS

Exhibit No.	Description
3.1*	Con-way Inc. Certificate of Incorporation, as amended May 19, 2009 (Exhibit 3.1 to Con-way’s Form 10-Q for the quarter ended June 30, 2009)
3.2*	Con-way Inc. By-Laws, as amended January 24, 2012 (Exhibit 3.1 to Con-way’s Form 8-K filed on January 27, 2012)
4.1*	Con-way Inc. 2012 Stock and Incentive Plan (Appendix A to Con-way’s Definitive Proxy Statement on Schedule 14A filed on April 3, 2012)
5.1**	Opinion of Stephen K. Krull, Esq.
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Stephen K. Krull, Esq. (included in Exhibit 5.1)
24.1**	Power of Attorney (set forth on the signature pages of this Registration Statement)

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*  Previously filed with the Securities and Exchange Commission and incorporated herein by reference.
**Filed herewith